Exhibit 23.2

Consent of Independent Auditors

We consent to incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-217579) (the "Registration Statement"), of Carter Validus Mission Critical REIT II, Inc. (the "Company") of our report dated August 31, 2017 relating to the historical summary of gross income and direct operating expenses of 250 Williams Atlanta Data Center for the year ended December 31, 2016 and to the reference to us, under the caption "Experts" in this Registration Statement.

/s/ Frazier & Deeter, LLC
Atlanta, Georgia
July 31, 2018